Exhibit 99.(i)

September 28, 2005

Reserve New York Tax-Exempt Trust

1250 Broadway, 32nd Floor

New York, NY 10001

Re:                               Registration Statement on Form N-1A

Investment Company Act File No. 811-3814

Ladies and Gentlemen:

I have acted as counsel to Reserve New York Tax-Exempt Trust (the “Trust), a Massachusetts business trust. This opinion is being furnished in connection with the registration of an indefinite number of shares of beneficial interest of the various series of the Trust (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to the Trust’s registration statement on Form N-1A (File No.811-3814 (the “Registration Statement”).

As counsel for the Fund, I am familiar with the proceedings taken by the Fund in connection with the authorization and issuance of the Shares. In addition, I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement, the applicable provisions of Massachusetts law, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes, authorities and reported judicial decisions interpreting the applicable provisions of Massachusetts law as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Amy W. Bizar
Amy W. Bizar
General Counsel